UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CORNERSTONE BUILDING BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2022

Cornerstone Building Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5020 Weston Parkway, Suite 400, Cary NC	27513
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 419-0042

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock $0.01 par value per share	CNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01. Other Events.

On March 5, 2022, Cornerstone Building Brands, Inc. (the “Company”) entered into an Agreement and Plan of Merger with Camelot Return Intermediate Holdings, LLC (“Parent”) and Camelot Return Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger. Parent and Merger Sub are subsidiaries of investment funds managed by Clayton, Dubilier & Rice, LLC (“CD&R”). On May 24, 2022, in connection with the Merger, the Company filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement (the “Proxy Statement”), which the Company first mailed to its stockholders on or about May 24, 2022.

As previously disclosed in the Proxy Statement, three complaints have been filed by purported stockholders of the Company generally alleging that the preliminary proxy statement filed with the SEC on April 7, 2022 contains alleged material misstatements and omissions in violation of Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 of the Exchange Act.  The Company believes that the claims in the complaints are without merit and that no further disclosure is required under applicable law. However, to avoid the risk of the complaints delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the Proxy Statement as described in this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. The Company specifically denies all allegations in the complaints that any additional disclosure was or is required.

As a result of the supplemental disclosures set forth herein, the plaintiffs in these actions have agreed to voluntarily dismiss their complaints with prejudice.

Supplemental Disclosures to Proxy Statement

This supplemental information to the Proxy Statement should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references in the information below are to pages in the Proxy Statement, and all terms used but not defined below shall have the meanings set forth in the Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Proxy Statement.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the third full paragraph on page 17 of the Proxy Statement, the following (with new text underlined):

On November 12, 2021, Messrs. Sleeper and Zrebiec spoke by telephone with representatives of Centerview to communicate that, if invited by the Special Committee, CD&R would be prepared to consider exploring a potential transaction at an indicative valuation of $22.00 per share of Company common stock, which represented a per share premium of approximately 29% above the closing price of the shares of Company common stock as of November 12, 2021. During this conversation, Messrs. Sleeper and Zrebiec reiterated that CD&R was not interested in selling or reducing its investment in the Company. In addition, CD&R requested permission to begin to engage with up to two potential sources of debt financing, noting that such engagement would provide greater certainty as to CD&R’s ability to finance any potential transaction.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the second full paragraph on page 18 of the Proxy Statement, the following (with new text underlined):

On November 22, 2021, Messrs. Sleeper and Zrebiec spoke by telephone with representatives of Centerview to communicate that, if invited by the Special Committee, CD&R would be prepared to consider exploring a potential transaction at an indicative valuation of $23.00 per share of Company common stock, which represented a per share premium of approximately 33% above the closing price of the shares of Company common stock as of November 22, 2021. Messrs. Sleeper and Zrebiec noted that the increased indicative valuation was informed by discussions between CD&R and two potential sources of debt financing, and that CD&R believed it would have limited room to increase the indicative valuation above $23.00 per share.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the first full paragraph on page 19 of the Proxy Statement, the following (with new text underlined):

On December 22, 2021, Messrs. Sleeper and Zrebiec spoke by telephone with representatives of Centerview to communicate that, if invited by the Special Committee, CD&R would be prepared to consider exploring a potential transaction at an indicative valuation of $23.50 per share of Company common stock, which represented a per share premium of approximately 46% above the closing price of the shares of Company common stock as of December 22, 2021. During this call, Messrs. Sleeper and Zrebiec indicated that CD&R was having difficulty seeing additional value above $23.50 per share, particularly after accounting for execution risk inherent in the Company’s standalone plans, the risk of economic downturn or recession, and potential volatility in financing markets.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the sixth full paragraph on page 20 of the Proxy Statement, the following (with new text underlined):

On February 7, 2022, Messrs. Sleeper and Zrebiec spoke by telephone with representatives of Centerview to communicate that, if invited by the Special Committee, CD&R would be prepared to consider exploring a potential transaction at an indicative valuation of $24.50 per share, which represented a per share premium of approximately 53% over the closing price of the shares of Company common stock as of February 7, 2022 and a per share premium of approximately 74% over the closing price of the shares of Company common stock as of February 4, 2022, the last trading day prior to speculation in the market regarding a potential transaction. The CD&R representatives described this indication as the highest value CD&R believed it could offer, indicated that CD&R did not see incremental value above $24.50 per share, and indicated that CD&R had considered, but decided against, lowering its indication of value when the Company’s stock price recently had fallen below $15.00 per share.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the first full paragraph on page 21 of the Proxy Statement, the following (with new text underlined):

On February 10, 2022, following multiple conversations between representatives of CD&R and representatives of Centerview during which Centerview sought to obtain a higher valuation indication from CD&R, Messrs. Sleeper and Zrebiec communicated that, if invited by the Special Committee, CD&R would be prepared to consider exploring a potential transaction at a best and final indicative valuation of $24.65 per share, which represented a per share premium of approximately 32% over the closing price of the shares of Company common stock as of February 10, 2022 and a per share premium of approximately 75% over the closing price of the shares of Company common stock as of February 4, 2022, the last trading day prior to speculation in the market regarding a potential transaction. Messrs. Sleeper and Zrebiec stated that this indication was CD&R’s best and final indication, that CD&R did not see incremental value above $24.65, that CD&R would not seek to transact at a higher valuation and that no further indications would be forthcoming. Messrs. Sleeper and Zrebiec also reconfirmed that CD&R was not willing to sell or reduce its investment in the Company, would not vote to approve any alternative transaction that would result in any such sale or reduction and would not permit a so-called “go-shop” period following the execution of the merger agreement during which the Company would be permitted to affirmatively seek a competing proposal from a third party. The parties discussed that, should the Special Committee invite CD&R to proceed at the indicated value, the Special Committee and Board should grant CD&R a limited waiver from the standstill provisions under the stockholders agreement, following which CD&R would submit a written transaction proposal that CD&R would publicly disclose (as required by law) by filing amendments to its Schedule 13D filings with respect to the Company, and after such filings the parties would plan for two to three weeks for negotiation of transaction documentation and for CD&R to complete its confirmatory due diligence and negotiate financing commitments. It was understood that any transaction would remain subject to further review and final approval or disapproval by the Special Committee, and that neither the Special Committee nor the Company would be committed to engage in any transaction, whether at $24.65 per share or otherwise, unless and until the Special Committee and then the full Board (other than the Recused Directors) made a final determination to approve a transaction and enter into a binding merger agreement.

The disclosure under the subsection captioned “Special Factors—Opinion of Centerview Partners LLC—Discounted Cash Flow Analysis” is hereby amended and supplemented by adding to the second full paragraph on page 38 of the Proxy Statement, the following (with new text underlined and deleted text struck through):

In performing this analysis, Centerview calculated a range of implied per share equity values for the Company by discounting to present value as of December 31, 2021 (using discount rates ranging from 10.0% to 12.5%, reflecting Centerview’s analysis of the Company’s weighted average cost of capital and utilizing Centerview’s professional judgment and experience) and the mid-year convention: (1) the forecasted fully taxed unlevered free cash flows of the Company based on the ~~forecasts~~February 3 Projections over the period beginning January 1, 2022 and ending on December 31, 2026 (see the section of this proxy statement entitled “— Unaudited Prospective Financial Information of the Company”) and (2) a range of implied terminal values of the Company at the end of the forecast period shown in the forecasts, estimated by Centerview applying perpetuity growth rates to the Company’s unlevered free cash flows for the terminal year ranging from 1.75% to 2.5%. As inputs to the weighted average cost of capital, Centerview took into account, among other things, risk-free rate, equity risk premium, market size premium, the betas and capitalization of the selected companies, pre-tax cost of debt and post-tax cost of debt. The range of perpetuity growth rates was estimated by Centerview utilizing its professional judgment and experience, taking into account market expectations regarding long-term real growth of gross domestic product and inflation as well as the Company’s long-term expected growth based on the internal data. Based on its analysis, Centerview calculated a range of implied enterprise values of the Company. Centerview subtracted from this range the face value of the Company’s net debt of $2,687 million (consisting of $3,081 million of debt and $394 million of cash) as of December 31, 2021 as set forth in the internal data to derive a range of implied equity values for the Company. Centerview then divided this range of implied equity values by the number of fully-diluted outstanding shares, which was approximately 134 million shares as of February 22, 2022 based on the internal data to derive a range of implied values per share of approximately $20.50 to $35.50, rounded to the nearest $0.25. Centerview compared such range to the consideration of $24.65 per share to be paid to the holders of Company common stock (other than excluded shares) pursuant to the merger agreement.

The disclosure under the subsection captioned “Special Factors—Opinion of Centerview Partners LLC—Other Factors” is hereby amended and supplemented by adding to the paragraph carrying over from the bottom of page 38 on to page 39 of the Proxy Statement, the following (with new text underlined):

Analyst Price Targets Analysis. Centerview reviewed price targets for the shares in publicly available Wall Street research analyst reports as of February 4, 2022, the last trading day prior to speculation in the market regarding a potential transaction, and March 4, 2022, the last trading day prior to the public announcement of the merger, and noted that such price targets were between $19.00 and $27.00 and $24.65 and $27.00, respectively, per share of Company common stock. Additional information concerning this analysis can be found in the presentation made by Centerview to the Special Committee on March 5, 2022, which has been filed by the Company as an exhibit to the Schedule 13E-3.

The disclosure under the subsection captioned “Special Factors—Opinion of Centerview Partners LLC—Other Factors” is hereby amended and supplemented by adding to the first full paragraph on page 39 of the Proxy Statement, the following (with new text underlined):

Premia Paid Analysis. Centerview performed an analysis of the premia paid in selected precedent going-private transactions. Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied the 25 and 75 percentile premia in such transactions to (1) the unaffected closing price of the shares on February 4, 2022 of $14.09, (2) the unaffected 30-day volume weighted average price for the shares of $15.94 and (3) the unaffected 52-week high for the shares of $19.50, which analyses resulted in ranges of implied share prices of $16.50 to $20.00, $18.00 to $21.50 and $18.00 to $21.75, respectively, per share of Company common stock. Additional information concerning this analysis can be found in the presentation made by Centerview to the Special Committee on March 5, 2022, which has been filed by the Company as an exhibit to the Schedule 13E-3.

The disclosure under the subsection captioned “Unaudited Prospective Financial Information of the Company—Prior Iterations of the Projections” is hereby amended and supplemented by adding to paragraph carrying over from the bottom of page 45 on to page 46 of the Proxy Statement, the following (with new text underlined):

The Preliminarily Presented Projections were discussed with and made available to the Special Committee and Centerview in October 2021, and although the Special Committee did not adopt or take a view on such projections at the time, the Special Committee authorized Centerview and the Company’s management to provide, and Centerview and the Company’s management later provided, the base case and upside case portions of these projections to CD&R.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about the potential benefits of the proposed acquisition, anticipated growth rates, the Company’s plans, objectives, expectations, and the anticipated timing of the closing of the Merger. When used in this communication, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” “potential,” “forecast,” “target” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022 (as amended by Amendment No. 1 on Form 10-K/A, field with the SEC on May 2, 2022), the Company’s Quarterly Report on Form 10-Q for the period ended April 2, 2022, filed with the SEC on May 3, 2022 and the following: (1) the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the Merger that could reduce the anticipated benefits of or cause the parties to abandon the Merger; (2) risks related to the satisfaction of the conditions to closing (including the failure to obtain necessary regulatory approvals or the necessary approvals of the Company’s stockholders) in the anticipated timeframe or at all; (3) the risk that any announcements relating to the Merger could have adverse effects on the market price of the Company’s common stock; (4) disruption from the Merger making it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with the Company’s customers, vendors and others with whom it does business; (5) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the Merger; (6) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Merger; (7) significant transaction costs; (8) the risk of litigation and/or regulatory actions related to the Merger or unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future; (9) other business effects, including the effects of industry, market, economic, political or regulatory conditions; (10) the ability to meet expectations regarding the timing and completion of the Merger; (11) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity, malware or ransomware attacks; and (12) changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company.

Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the Merger, the Company will file relevant materials with the SEC, including the Proxy Statement, and the Company and affiliates of CD&R have jointly filed a Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Merger. THE COMPANY URGES YOU TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE MERGER AND RELATED MATTERS. Investors will be able to obtain a free copy of the Proxy Statement, the Schedule 13E-3 and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors also will be able to obtain a free copy of the Proxy Statement, the Schedule 13E-3 and other documents (when available) filed by the Company with the SEC by accessing the Investors section of the Company’s website at https://investors.cornerstonebuildingbrands.com/investor-home/default.aspx.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of the Company in connection with the Merger, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement when it is filed with the SEC. You may also find additional information about the Company’s directors and executive officers in its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 1, 2022, as amended by Amendment No. 1 on Form 10-K/A, which was filed with the SEC on May 2, 2022 and in other documents filed by the Company with the SEC. You can obtain free copies of these documents from the Company using the contact information above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNERSTONE BUILDING BRANDS, INC.

By:	/s/ Alena S. Brenner
Name: Alena S. Brenner
Title: Executive Vice President, General Counsel and Corporate Secretary

Date: June 17, 2022

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